Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

IREN Limited
Sydney, NSW, Australia

We hereby consent to the incorporation by reference into this Registration Statement on Form F-3 of IREN Limited of our report dated September 13, 2022, relating to the consolidated financial statements of IREN Limited, formerly Iris Energy Limited, as of June 30, 2022, 2021 and 2020 and for the years then ended, which report appears in the Annual Report on Form 20-F for the year ended June 30, 2024, of IREN Limited.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/Armanino LLP
Dallas, Texas

January 21, 2025